Exhibit 99.(d)(ii)(a)

FIRST AMENDMENT TO

INVESTMENT SUB-ADVISORY AGREEMENT

This FIRST AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT (“Amendment”) made effective as of the 6th day of June, 2024, by and between AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. (the “Sub-Adviser”) and CHARLES SCHWAB INVESTMENT MANAGEMENT, INC. (“CSIM”).

WHEREAS, the Sub-Adviser and CSIM are parties to an Investment Sub-Advisory Agreement dated June 30, 2023 (“Agreement”);

WHEREAS, the parties desire to change the Sub-Adviser’s fees effective March 1, 2024; and

WHEREAS, the parties now desire that it is advisable to modify the Agreement as provided herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

1.                  Schedule B Fee Percentages. The “Fee Percentages” on Schedule B to the Agreement are hereby deleted in their entirety and replaced with the following:

Effective Date of this Schedule B: March 1, 2024”

2.                  Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.                  Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and continue to be in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below effective as of the day and year first written above.

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.		CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

By:	/s/ Margie Morrison	By:	/s/ Omar Aguilar
Name: Margie Morrison		Name: Omar Aguilar
Title: Senior Vice President		Title: Chief Executive Officer